FOR IMMEDIATE RELEASE

Contacts: Jerry W. Nix, Vice Chairman and CFO — (770) 612-2048

Sidney G. Jones, Vice President-Investor Relations – (770) 818-4628

GENUINE PARTS COMPANY
ANNOUNCES NEW BOARD MEMBER AND
DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, August 16, 2010 – Thomas C. Gallagher, Chairman, President, and Chief Executive Officer of Genuine Parts Company (NYSE: GPC), announced the election of Robert C. “Robin” Loudermilk, Jr., as a new Director of the Company. Mr. Loudermilk is currently President and Chief Executive Officer of Aarons, Inc. Mr. Loudermilk has held the position of President and Chief Operating Officer for 13 years and has been Chief Executive Officer for two years. Mr. Loudermilk has served as a Director of Aaron’s since 1983. Aarons, Inc., a NYSE company, is the nation’s leader in sales and lease ownership, including specialty retailing of office furniture, home furnishings, appliances and electronics.

Mr. Gallagher stated, “Robin Loudermilk is a successful executive with a wealth of business experience and knowledge. We are fortunate to have him joining our Board and we look forward to his contributions in the coming years.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of forty-one cents ($.41) per share on the Company’s common stock.

The dividend is payable October 1, 2010 to shareholders of record September 10, 2010.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S., Canada and Mexico through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2009 revenues of $10.1 billion.